UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): November 12, 2015

MEDOVEX CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-36763	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3279 Hardee Avenue Atlanta, Georgia		30341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 633-6839

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 10, 2015, Medovex Corp.  (the “Corporation”) held its Annual Meeting of Stockholders (the “Annual Meeting”) at which the Corporation’s stockholders approved four proposals (the “Proposals”) described more fully below. The Proposals are disclosed in the consent solicitation on Schedule 14A filed by the Corporation with the Securities and Exchange Commission (the “Commission”) on September 30, 2015 (the “Proxy”).

The Proposals approved at the Annual Meeting are as follows:

Proposal 1

All of the ten (10) nominees for director were elected to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, or until such director’s earlier resignation or removal. The result of the votes to elect the ten (10) directors was as follows:

Directors	For	Withheld	Abstain	Not Voted
Steve Gorlin	4,999,821	17,886	11,456	685,221
Clyde A. Hennies	4,963,185	54,522	11,456	685,221
James R. Andrews	4,999,821	17,886	11,456	685,221
Scott M.W. Haufe	5,010,997	6,710	11,456	685,221
Thomas E. Hills	4,963,407	54,300	11,456	685,221
Randal R. Betz	4,999,997	17,710	11,456	685,221
John C. Thomas, Jr.	5,010,821	6,886	11,456	685,221
John Blank	4,952,407	65,300	11,456	685,221
Larry Papasan	5,010,821	6,886	11,456	685,221
Jarrett Gorlin	4,999,997	17,710	11,456	685,221

Proposal 2

The retention of Frazier & Deeter LLC as independent registered public accounting firm for the fiscal year ending December 31, 2016 was approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain
5,599,686	105,275	9,423

Proposal 3

The compensation of the Company’s named executive officers was approved, on an advisory basis, by the stockholders by the votes set forth in the table below:

For	Against	Abstain	Not Voted
4,888,307	102,323	38,533	685,221

Proposal 4

The recommendation of a three year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation was approved by the stockholders by the votes set forth in the table below:

Three Years	Two Years	One Year	Abstain	Not Voted
3,685,484	823,160	491,519	29,000	685,221

The foregoing description of the Proposals does not purport to be complete and is qualified in its entirety by reference to the complete text of the Proxy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDOVEX CORP.
Date: November 12, 2015	By:	/s/ Jarrett Gorlin Jarrett Gorlin Chief Executive Officer